Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 18, 2026, with respect to the consolidated financial statements of American Airlines Group Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectuses.

/s/ KPMG LLP

Dallas, Texas
February 18, 2026